Exhibit 99.1

SECOND AMENDMENT TO FIFTH AMENDED AND RESTATED

SERVICING AGREEMENT

THIS SECOND AMENDMENT to FIFTH AMENDED AND RESTATED SERVICING AGREEMENT, dated as of August 17, 2016 (this “Amendment”), is among WORLD OMNI LT, a Delaware statutory trust (the “Titling Trust”), WORLD OMNI FINANCIAL CORP., a Florida corporation (“WOFCO”), as Closed-End Servicer, and AL HOLDING CORP., a Delaware corporation (“ALHC”), as Closed-End Collateral Agent.

Background

1. The Titling Trust, ALHC and WOFCO have entered into that certain Fifth Amended and Restated Servicing Agreement, dated as of December 15, 2009 (as amended, supplemented or otherwise modified through the date hereof, the “Agreement”).

2. The parties hereto desire to amend the Agreement in certain respects as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows.

SECTION 1. Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned thereto in the Agreement.

SECTION 2. Amendments to the Agreement. Section 3.7(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(c) The Closed-End Servicer shall use commercially reasonable efforts to ensure that the Obligor under each Closed-End Lease shall have, at the time of the origination of such Closed-End Lease, a comprehensive, collision and property damage insurance policy covering the Closed-End Vehicle to which such Closed-End Lease relates and naming the Titling Trust as a loss payee, as well as public liability, bodily injury and property damage coverage equal to the amounts required by applicable state law as set forth in the Closed-End Lease, and naming the Titling Trust as an additional insured.”

SECTION 3. Miscellaneous. The Agreement, as amended hereby, remains in full force and effect. Any reference to the Agreement from and after the date hereof shall be deemed to refer to the Agreement as amended hereby, unless otherwise expressly stated. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to otherwise applicable principles of conflicts of law (other than Section 5-1401 of the New York General Obligations Law). This Amendment may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or the Agreement or any provision hereof or thereof.

SECTION 4. Effective Date of this Amendment. This Amendment shall become effective on the date that the Deal Agent shall have received counterparts of this Amendment (including facsimile copies) duly executed by all of the parties hereto.

[SIGNATURE PAGES FOLLOW]

2	2nd Amendment to Fifth Amended and Restated Servicing Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

WORLD OMNI LT.,

as Titling Trust

By: VT INC., as trustee

By:  /s/ Edwin J. Janis

Name: Edwin J. Janis

Its: Vice President

AL HOLDING CORP.,

as Closed-End Collateral Agent

By:  /s/ Albert J. Fioravanti

Name: Albert J. Fioravanti

Its: President

WORLD OMNI FINANCIAL CORP.,

as Closed-End Servicer

By:  /s/ Bryan Romano

Name: Bryan Romano

Its: Assistant Treasurer